SECURITIES AND EXCHANGE COMMISSION

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EMERGING VISION, INC.

(Name of Registrant as Specified In Its Charter)

HORIZONS INVESTORS CORP.

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HORIZONS INVESTORS CORP.

P.O. BOX 221

Brooklyn, New York 11208-0221

June 10, 2004

Dear Fellow Shareholder of Emerging Vision, Inc.:

I am the President and sole shareholder of Horizons Investors Corp. Horizons became a shareholder of Emerging Vision in 2001 and currently holds about 34% of the stock of Emerging Vision. I have been a director of Emerging Vision since 2001, although management and the other board members have not nominated me for reelection this year.

As the largest single shareholder of Emerging Vision, my interests are aligned with yours. And, like you, I have been extremely disappointed by Emerging Vision’s financial performance. In my view, this is primarily due to the fact that Alan and Robert Cohen, who dominate Emerging Vision’s current board of directors and together hold less than 10% of Emerging Vision’s stock, have a greater interest in several of Emerging Vision’s competitors, which they operate and control. I believe that the Cohen brothers are working for their own best interests and not for the best interests of all of the shareholders of Emerging Vision.

You will soon be receiving proxy solicitation materials from Horizons Investors Corp. in connection with the solicitation of proxies from shareholders of Emerging Vision to be used at the 2004 Annual Meeting of Shareholders for the purpose of electing a totally independent slate of directors, including me. You also will be receiving a separate proxy solicitation from Emerging Vision. For all the reasons discussed below and described in greater detail in Horizons Investors Corp.’s definitive proxy materials (when available), Horizons strongly urges you not to respond to any solicitation made by Emerging Vision nor to submit a proxy until you have had a chance to review Horizons’ proxy materials and decide for yourself which slate of directors would better serve your interests.

Until you receive materials from both sides, please consider the following facts:

What Has Happened to Emerging Vision Under The Cohen Brothers’ Control?

•	Emerging Vision had an accumulated deficit of $127 million as of December 31, 2003, and incurred net losses as follows in the last three years:

Year Ended December 31, 2003—Net Loss: $3,000,000

Year Ended December 31, 2002—Net Loss: $4,600,000

Year Ended December 31, 2001—Net Loss: $3,800,000

•

Alan and Robert Cohen, current directors of Emerging Vision, are directors, principal shareholders and officers of Cohen Fashion Optical, Inc. and its affiliated company, Real Optical, LLC. The Cohen brothers acknowledge in filings made by Emerging Vision with the SEC that Cohen Fashion Optical and Real Optical stores compete, and may compete in the future, with Emerging Vision stores. The Cohen brothers and certain members of their immediate families also are the principal owners of General Vision Services, LLC, which operates retail optical stores that are similar to those operated and franchised by Emerging Vision. Emerging Vision is being run by its competitors. How can they have the shareholders’ best interests at heart?

Are these the individuals you want running your company?

What Horizons’ Slate of Nominees Believes:

•	As the largest shareholder of Emerging Vision, I am committed, along with the other nominees proposed by Horizons, to maximizing value for ALL of the shareholders of Emerging Vision.

•	As shareholders, we deserve an independent board of directors who will put the interests of Emerging Vision above their own personal interests.

•	Emerging Vision should be operated without conflicts of interest.

•	Good corporate governance practices must be instilled at Emerging Vision to protect shareholder interests, including establishing audit and compensation committees with independent directors.

•	When you receive Horizons’ proxy soliciting materials, you will see that our slate of nominees consists of people who, like myself, have extensive business, management and financial experience and, above all, share a firm belief in shareholder democracy and board independence.

Institutional Shareholder Services Inc., a leading independent proxy advisory firm, in its analysis dated June 4, 2004 (before it was aware of this election contest), recommended that shareholders withhold votes from Christopher G. Payan, Robert Cohen and Alan Cohen, for failure to establish a board with a majority of independent directors.

It is time for a change at Emerging Vision. With a new board of directors, which is not plagued by conflicts of interest, Emerging Vision will have a chance to improve its performance for the benefit of all shareholders. As shareholders we deserve that chance.

Sincerely,

Benito R. Fernandez

Important Information

This letter is not a proxy statement, and neither Horizons Investors Corp. nor Benito R. Fernandez is currently soliciting any proxy through this letter. On June 2, 2004, Benito R. Fernandez and Horizons Investors Corp. filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the shareholders of Emerging Vision, Inc. in connection with a meeting of shareholders of Emerging

Vision, Inc. to be held for the purpose of electing directors. Mr. Fernandez and Horizons will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to management’s solicitation of proxies, and soliciting proxies for their own slate of directors, and may file other proxy solicitation materials regarding this election contest. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The preliminary proxy statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting The Altman Group, Inc. at toll free 800-317-7962.

Information regarding the names, affiliation and interests of persons who may be deemed to be participants in the solicitation of proxies by Horizons Investors Corp. of Emerging Vision’s shareholders is available in the preliminary proxy statement filed with the SEC on June 2, 2004.